UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Oneida Financial Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 23, 2010

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of Oneida Financial Corp.  The Annual Meeting will be held at the Greater Oneida Civic Center, 159 Main Street, Oneida, New York, at 4:00 p.m., Eastern Time, on May 4, 2010.

The Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.  During the Annual Meeting we will also report on the operations of Oneida Financial Corp.  Directors and officers of Oneida Financial Corp., as well as a representative of our independent registered public accounting firm, will be present to respond to any questions that stockholders may have.

We are furnishing proxy materials to our stockholders over the Internet.  You may read, print and download our 2009 Annual Report to Stockholders and our Proxy Statement at http://www.cfpproxy.com/4677.  On March 23, 2010, we mailed our stockholders a notice containing instructions on how to access these materials and how to vote their shares online.  The notice provides instructions on how you can request a paper copy of these materials by mail, by telephone or by email.  If you requested your materials via email, the email contains voting instructions and links to the materials on the Internet.

You may vote your shares by Internet, by telephone, by regular mail or in person at the Annual Meeting.  Instructions regarding the various methods of voting are contained on the notice card.

The Annual Meeting is being held so that stockholders may consider the election of directors and the ratification of the appointment of Crowe Horwath LLP as Oneida Financial Corp.’s independent registered public accounting firm for the year ending December 31, 2010.

The Board of Directors of Oneida Financial Corp. has determined that the matters to be considered at the Annual Meeting are in the best interests of Oneida Financial Corp. and its stockholders.  For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” each matter to be considered.

On behalf of the Board of Directors, we urge you to vote your shares as soon as possible, even if you currently plan to attend the Annual Meeting.  This will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you are unable to attend the Annual Meeting.  Your vote is important, regardless of the number of shares that you own.

Sincerely,

/s/ Michael R. Kallet

Michael R. Kallet
President and Chief Executive Officer

Oneida Financial Corp.
182 Main Street
Oneida, New York 13421
(315) 363-2000

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 4, 2010

Notice is hereby given that the Annual Meeting of Stockholders of Oneida Financial Corp. will be held at the Greater Oneida Civic Center, 159 Main Street, Oneida, New York, on May 4, 2010 at 4:00 p.m., Eastern Time.

The Annual Meeting is being held for the purpose of considering and acting upon:

1.	The election of four (4) directors to the Board of Directors;

2.	The ratification of the appointment of Crowe Horwath LLP as independent registered public accounting firm for Oneida Financial Corp. for the year ending December 31, 2010; and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof.  The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned.  Stockholders of record at the close of business on March 15, 2010, are the stockholders entitled to vote at the Annual Meeting, and any adjournments thereof.

A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at Oneida Financial Corp.’s main office located at 182 Main Street, Oneida, New York 13421, for the 10 days immediately prior to the Annual Meeting.  It also will be available for inspection at the Annual Meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING.  STOCKHOLDERS HAVE A CHOICE OF VOTING BY PROXY CARD, TELEPHONE OR THE INTERNET, AS DESCRIBED ON YOUR NOTICE CARD.  CHECK YOUR NOTICE CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD TO SEE WHICH OPTIONS ARE AVAILABLE TO YOU.  ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THIS ANNUAL MEETING.  HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE IN PERSON AT THE ANNUAL MEETING.

By Order of the Board of Directors

/s/ Eric E. Stickels
Eric E. Stickels
Secretary

Oneida, New York
March 23, 2010

PROXY STATEMENT

Oneida Financial Corp.
182 Main Street
Oneida, New York 13421
(315) 363-2000

ANNUAL MEETING OF STOCKHOLDERS
May 4, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Oneida Financial Corp. to be used at the Annual Meeting of Stockholders of Oneida Financial Corp., which will be held at the Greater Oneida Civic Center, 159 Main Street, Oneida, New York, on May 4, 2010, at 4:00 p.m., Eastern Time, and all adjournments of the Annual Meeting.  The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being made available to stockholders on or about March 23, 2010.

REVOCATION OF PROXIES

Stockholders who sign and return proxies in the form solicited hereby retain the right to revoke them in the manner described below.  Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof.  Proxies solicited on behalf of the Board of Directors of Oneida Financial Corp. will be voted in accordance with the directions given thereon.  Where no instructions are indicated, validly signed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting.  Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any that may properly come before the Annual Meeting or any adjournments thereof.

Proxies may be revoked by sending written notice of revocation to the Secretary of Oneida Financial Corp., at the address shown above, by delivering to Oneida Financial Corp. a duly executed proxy bearing a later date, by using the Internet or voting options explained in the Notice or by attending and voting in person at the Annual Meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote in person at the Annual Meeting.  The presence at the Annual Meeting of any stockholder who had returned a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Annual Meeting or delivers a written revocation to the Secretary of Oneida Financial Corp. prior to the voting of such proxy.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Holders of record of Oneida Financial Corp.’s common stock, par value $0.01 per share as of the close of business on March 15, 2010 (the “Record Date”) are entitled to one vote for each share then held.  As of the Record Date, Oneida Financial Corp. had 7,836,022 shares of Common Stock issued and outstanding, 4,309,750 of which were held by Oneida Financial, MHC, and 3,526,272 of which were held by stockholders other than Oneida Financial, MHC, the “Minority Stockholders”.  The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership.  The following table sets forth, as of the Record Date, the shares of Common Stock beneficially owned by our directors and executive officers individually, by directors and executive officers as a group and by each person who was the beneficial owner of more than five percent of Oneida Financial Corp.’s outstanding shares of Common Stock.  As of the Record Date, to our knowledge, Oneida Financial, MHC was the only shareholder who owned in excess of five percent of our outstanding shares of Common Stock.  None of the shares beneficially owned by directors, executive officers or nominees to the Board of Directors have been pledged as security or collateral for any loans.

Name of Beneficial Owner	Total Shares Beneficially Owned (1)	Percent of All Common Stock Outstanding

Directors: (2)
Michael R. Kallet	193,286 (4)	2.43%
Patricia D. Caprio	36,050 (5)	*
Edward J. Clarke	26,117 (6)	*
John E. Haskell	119,918 (7)	1.51
Rodney D. Kent	68,628 (8)	*
Richard B. Myers	52,500 (9)	*
Nancy E. Ryan	800 (10)	*
Ralph L. Stevens M.D.	14,117 (11)	*
Gerald N. Volk	23,369 (12)	*
Frank O. White, Jr.	36,245 (13)	*
John A. Wight M.D.	12,989 (14)	*

Executive Officers Who Are Not Also Directors:
Thomas H. Dixon	85,972 (15)	1.08
Eric E. Stickels	88,683 (16)	1.12

All Directors and Executive Officers as a Group (13 persons) (3)	758,674(17)	9.54%

Principal Stockholders:

Oneida Financial, MHC (3) 182 Main Street Oneida, New York 13421	4,309,750	55.00%
_____________________________
*	Less than 1%
(1)
A person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he or she has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the record date.  As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.  Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.  Unless otherwise indicated, the named individual has sole voting and investment power.

(2)	The mailing address for each person is listed as 182 Main Street, Oneida, New York 13421.
(3)	Oneida Financial Corp.’s executive officers and directors are also executive officers and directors of Oneida Financial, MHC, with the exception of John E. Haskell and Edward J. Clarke.
(4)	Includes shared voting and investment power over 64,117 shares and sole voting and investment power over 129,169 shares; includes options to purchase 32,140 shares of common stock.
(5)	Includes sole voting and investment power over 36,050 shares; includes options to purchase 3,453 shares of common stock.
(6)	Includes shared voting and investment power over 7,606 shares and sole voting and investment power over 18,511 shares; includes options to purchase 3,259 shares of common stock.
(7)	Includes shared voting and investment power over 64,117 shares and sole voting and investment power over 55,801 shares.
(8)	Includes sole voting and investment power over 68,628 shares.
(9)	Includes shared voting and investment power over 5,500 shares and sole voting and investment power over 47,000 shares.
(10)	Includes sole voting and investment power over 800 shares.
(11)	Includes sole voting and investment power over 14,117 shares.
(12)	Includes shared voting and investment power over 9,069 shares and sole voting and investment power over 14,300 shares; includes options to purchase 4,500 shares of common stock.
(13)	Includes shared voting and investment power over 36,245 shares; includes options to purchase 3,416 shares of common stock.
(14)	Includes sole voting and investment power over 12,989 shares.
(15)	Includes shared voting and investment power over 12,144 shares and sole voting and investment power over 73,828 shares; includes options to purchase 12,624 shares of common stock.
(16)	Includes shared voting and investment power over 22,799 shares and sole voting and investment power over 65,884 shares; includes options to purchase 16,146 shares of common stock.
(17)	Includes options to purchase 77,508 shares of common stock.

VOTING PROCEDURES AND METHOD OF COUNTING VOTES

As to the election of directors, the proxy being solicited enables a stockholder to vote “FOR” the election of the four (4) nominees proposed by the Board of Directors, to “WITHHOLD AUTHORITY” to vote for the nominees or to vote “FOR ALL EXCEPT” one or more of the nominees being proposed.  Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for the nominees being proposed is withheld.

As to the ratification of Crowe Horwath LLP as our independent registered public accounting firm, by checking the appropriate box, a stockholder may: (i) vote “FOR” the ratification; (ii) vote “AGAINST” the ratification; or (iii) “ABSTAIN” from voting on such ratification.  The affirmative vote of a majority of the shares  cast at the annual meeting without regard to either broker non-votes, or shares as to which the “ABSTAIN” box has been selected, is required for the ratification of Crowe Horwath LLP as the independent registered public accounting firm for the year ending December 31, 2010.

Management of Oneida Financial Corp. anticipates that Oneida Financial, MHC, the majority stockholder of Oneida Financial Corp., will vote all of its shares in favor of the matters set forth above.  If Oneida Financial, MHC votes all of its shares in favor of each proposal, the approval of the election of the director nominees and the ratification of Crowe Horwath LLP would be assured.

The Board of Directors will designate an inspector of elections.

Regardless of the number of shares of common stock owned, it is important that record holders of a majority of the shares of Oneida Financial Corp.’s common stock be represented by proxy or present in person at the Annual Meeting.  Stockholders are requested to vote by Internet, by telephone or by mail.  Stockholders are urged to indicate their vote in the spaces provided on the proxy card.

PROPOSAL I—ELECTION OF DIRECTORS

Oneida Financial Corp.’s Board of Directors is currently composed of eleven (11) members.  Oneida Financial Corp.’s Bylaws provide that approximately one-third of the directors are to be elected annually.  Directors of Oneida Financial Corp. are generally elected to serve for a three-year period or until their respective successors shall have been elected and shall qualify.  Four directors will be elected at the Annual Meeting, each to serve for a three year term, or until their respective successors shall have been elected and shall qualify.  The nominating committee of the Board of Directors has nominated John E. Haskell, Michael R. Kallet, Nancy E. Ryan and John A. Wight, M.D. Each of the nominees is currently a member of the Board of Directors.

The table below sets forth certain information regarding the composition of Oneida Financial Corp.’s Board of Directors, including the terms of office of Board members.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Annual Meeting for the election of the nominees identified below.  If the nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend.  At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected.  Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

Name (1)	Age*	Position Held	Director Since (2)	Term to Expire
NOMINEES
John E. Haskell	66	Director	1992	2010
Michael R. Kallet	59	President and Chief	1997	2010
		Executive Officer,
		Director
Nancy E. Ryan	59	Director	2009	2010
John A. Wight M.D.	54	Director	2008	2010
DIRECTORS CONTINUING IN OFFICE
Patricia D. Caprio	60	Director	1985	2012
Edward J. Clarke	69	Director	1987	2011
Rodney D. Kent	61	Director	1990	2011
Richard B. Myers	73	Director	1981	2011
Ralph L. Stevens M.D.	55	Director	2008	2012
Gerald N. Volk	67	Director	2002	2011
Frank O. White, Jr.	54	Director	1994	2012
_______________________________
(1)
The mailing address for each person listed is 182 Main Street, Oneida, New York 13421.  Each of the persons listed, with the exception of John E. Haskell and Edward J. Clarke is also a director of Oneida Financial, MHC, which owns the majority of Oneida Financial Corp.’s issued and outstanding shares of Common Stock.

(2)	Reflects initial appointment to the Board of Trustees of the mutual predecessor to The Oneida Savings Bank if prior to 1998.
*	At December 31, 2009.

The business experience for the past five years of each of our directors and executive officers is set forth below.  Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

Michael R. Kallet is President and Chief Executive Officer of Oneida Financial Corp. and Oneida Savings Bank.  Mr. Kallet has over 30 years experience in the banking industry and has been President and Chief Executive Officer since March 1990.  Mr. Kallet joined Oneida Savings Bank in 1983 as an executive officer.  During his tenure at Oneida Savings Bank, Mr. Kallet has served as an active member of the Asset/Liability, Officer Loan, Trust Investment and Marketing Committees.  Mr. Kallet was appointed to the Board of Directors in 1997 and was elected Chairperson of the Board of Oneida Savings Bank in 2008.  Mr. Kallet is the chairperson of all subsidiary corporation boards and also serves as President of the State Bank of Chittenango and Oneida Preferred Funding Corp.  Mr. Kallet is also President and a board member of Oneida Savings Bank Charitable Foundation.  Mr. Kallet is actively involved in the community and serves as Vice Chairperson of the Oneida Healthcare Center, a regional hospital headquartered in Oneida, New York.  Mr. Kallet’s extensive banking experience and knowledge of local markets enhances the breadth of experience of the Board of Directors.

Patricia D. Caprio is the Director of Leadership Giving at Colgate University and began her professional career at Colgate in 1972.  Mrs. Caprio has been a director of Oneida Savings Bank since 1985 and a Director of Oneida Financial Corp. since its inception in 1998.  Mrs. Caprio serves as the Chairperson of the Compensation and Human Resource Development Committees of Oneida Financial Corp.  Mrs. Caprio also serves on the Executive, Investment and Nominating Committees.  Mrs. Caprio has been an active member of the community for many years including serving as a board member of the Community Memorial Hospital in Hamilton, New York.  Mrs. Caprio provides our Board with knowledge and understanding of our Southern Madison County market area, as well as experience in the college/university and non-profit business sectors.

Edward J. Clarke is the former President of Kennedy & Clarke, Inc., a property and casualty insurance agency located in Cazenovia, New York, which was acquired by Oneida Savings Bank in July 2002.  Mr. Clarke was employed by Bailey & Haskell Associates, Inc., the insurance subsidiary of Oneida Savings Bank, until his retirement on February 28, 2010.  Mr. Clarke has been a Director of Oneida Savings Bank since 1987 and a Director of Oneida Financial Corp. since its inception in 1998.  Mr. Clarke is Chairperson of the Trust Committee and also serves on the Investment Committee.  Mr. Clarke provides the Board with knowledge and understanding of our Western Madison and Eastern Onondaga County markets areas, and expertise in financial services including insurance and wealth management.

John E. Haskell is the Chief Executive Officer of Bailey & Haskell Associates, Inc., the insurance subsidiary of Oneida Savings Bank located in Oneida, New York.  Mr. Haskell has been a Director of Oneida Saving Bank since 1992 and a Director of Oneida Financial Corp. since its inception in 1998.  Mr. Haskell serves on the Executive and Investment Committees.  In addition, Mr. Haskell is a member of the subsidiary boards providing policy oversight, strategic advice and governance for Bailey & Haskell Associates, Inc., Benefit Consulting Group, Inc. and Workplace Health Solutions, Inc.  Mr. Haskell is well known throughout our market area and provides the Board with significant experience in financial services, insurance and business continuity planning and succession planning.

Rodney D. Kent is the President and Chief Executive Officer of International Wire Group, an international manufacturer of wire products located in Camden, New York with operations in the United States, Mexico, France and Italy.  Mr. Kent has been a Director of Oneida Savings Bank since 1990 and a Director of Oneida Financial Corp. since its inception in 1998.  Mr. Kent serves as the Chairperson of the Audit Committee and the Chairperson of the Executive Committee.  Mr. Kent provides knowledge and expertise to the Board in the areas of financial statement preparation and reporting, and serves as Oneida Financial Corp.’s Audit Committee Financial Expert.  In addition, Mr. Kent is a member of the Compensation, Human Resource Development and Nominating Committees.  Mr. Kent provides the Board with extensive experience in the manufacturing business sector, as well as financial management, acquisitions and corporate governance.

Richard B. Myers, D.D.S. is the Retired President of Orthodontic Associates of C.N.Y., P.C. a clinical orthodontic practice located in Oneida, New York and Norwich, New York.  Dr. Myers is a graduate of Colgate University in Hamilton, New York and SUNY Buffalo in Buffalo, NY where he obtained his degree in dentistry and orthodontics.  Dr. Myers serves as Chairperson of the Board of Oneida Financial Corp. and has served on the Board since its inception in 1998.  Dr. Myers joined the Board of Oneida Savings Bank in 1981 and concurrently serves as a Director-Emeritus of Oneida Savings Bank.  Dr. Myers is a member of the Executive, Compensation, Human Resource Development and Nominating Committees.  In addition, Dr. Myers serves as a director of all company subsidiary boards.  Dr. Myers provides the Board with business experience of running a medical practice and the insight and understanding of the banking industry developed over his 28 years of involvement with our Company.

Nancy E. Ryan is the co-owner of Nunn’s Hospital Supplies, Inc. located in Rome, New York.  Mrs. Ryan was appointed to the Board of Directors in November 2009.  Mrs. Ryan has been involved in the medical equipment industry for over 30 years and is an active member of the NYS Medical Equipment Providers Association.  Mrs. Ryan’s community volunteer activities include: Rome Memorial Hospital Foundation, Rome Community Foundation, Rome Chamber of Commerce and Rome Rescue Mission.  In addition, Mrs. Ryan is active in programs and organizations supporting parochial education in the City of Rome and other civic and philanthropic organizations serving Central New York.  Mrs. Ryan is a successful business owner and is well known throughout our Oneida County market area.

Ralph L. Stevens, M.D. is the founder and medical director of Oneida Medical Imaging Center located in Oneida, New York.  Dr. Stevens has been a Director of Oneida Financial Corp. and Oneida Savings Bank since December 2008.  Dr. Stevens is a member of the Trust and Investment Committees.  Dr. Stevens is a graduate of Yale College in New Haven, CT and SUNY Upstate College of Medicine in Syracuse, NY.  Prior to developing a technologically advanced radiology and imaging center in 1997, Dr. Stevens was employed for nearly 10 years by the Oneida City Hospital in the radiology unit.  He has been an active member of the Madison County Medical Society, Oneida Rotary Club, Yale Club of Central New York and other civic and philanthropic organizations.  In addition to his private medical practice, Dr. Stevens is a Clinical Professor of Radiology at SUNY Upstate Medical University.  Dr. Stevens provides the Board with knowledge of the medical community throughout Central New York.  In addition, Dr. Stevens adds value in the oversight of our trust administration and wealth management business.

Gerald N. Volk is the President of Prima International Trading, a mining and construction equipment trading company located in Syracuse, New York.  Mr. Volk was a director of SBC Financial Corporation and State Bank of Chittenango immediately preceding the acquisition of the bank by Oneida Savings Bank in May 2002, at which time he joined the boards of Oneida Financial Corp. and Oneida Savings Bank.  Mr. Volk also serves on the Investment and Audit Committees.  Mr. Volk provides the Board with an extensive business background and experience in board oversight of two financial institutions.

Frank O. White, Jr. is the former Assistant Director of Athletics at Colgate University.  Until January 1998, Mr. White was the President and Chief Executive Officer of Mid-State Raceway, Inc. located in Vernon, New York.  Mr. White has been a director of Oneida Savings Bank since 1994 and a Director of Oneida Financial Corp. since its inception in 1998.  Mr. White serves as the Chairperson of the Investment Committee and also serves on the Executive and Audit Committees.  Mr. White is well known throughout Madison County and provides insight in business management and the university business sector.

John A. Wight, M.D. is the founder and managing director of Tri-Valley Family Practice located in Vernon, New York.  Dr. Wight also serves as Chief of Medical Staff at the Oneida Healthcare Center in Oneida, New York.  Dr. Wight has been a Director of Oneida Financial Corp. and Oneida Savings Bank since December 2008.  Dr. Wight is a member of the Audit and Human Resource Development Committees.  Dr. Wight is a graduate of SUNY Geneseo in Geneseo, NY and SUNY Upstate College of Medicine in Syracuse, NY.  Prior to establishing a medical practice in Central New York in 1988 that currently includes nine practicing physicians, Dr. Wight performed family practice residency work at St. Margaret Memorial Hospital in Pittsburgh, PA followed by joining a private medical practice in Canastota, NY.  He is a member of the American Academy of Family Physicians, Central New York Independent Physicians Association and a board member of VVS Dollars for Scholars.  Dr. Wight’s medical practice covers Western Oneida County and much of Madison County.  His respect in the medical community and community involvement activities provides significant value to the Board.

Executive Officers who are not Directors

Eric E. Stickels, age 48, has been Executive Vice President, Secretary and Chief Financial Officer of Oneida Financial Corp. since April 2003, and Executive Vice President and Chief Financial Officer of Oneida Savings Bank since January 2003.  Prior to that time, Mr. Stickels held a variety of positions at Oneida Savings Bank, most recently Senior Vice President and Chief Financial Officer.  Mr. Stickels has been associated with Oneida Savings Bank since 1982 and a member of the senior management group since 1986.  Mr. Stickels currently serves as an active member of the Asset/Liability, Trust Investment, Compliance, Information Technology and Marketing Committees.  Mr. Stickels is the treasurer and secretary of all Oneida Savings Bank subsidiaries and serves as a director of all Oneida Savings Bank subsidiary corporation boards.  Mr. Stickels is also Treasurer and a board member of Oneida Savings Bank Charitable Foundation.  Mr. Stickels is actively involved in the community and has served as a member of the executive committee of NYSARC, Inc. since 2002, a statewide non-profit provider of services for individuals with intellectual and other developmental disabilities.

Thomas H. Dixon, age 55, has been Executive Vice President of Oneida Financial Corp. since April 2003 and Executive Vice President and Chief Credit Officer of Oneida Savings Bank since January 2003.  Prior to that, Mr. Dixon held the position of Senior Vice President-Credit Administration and has been associated with Oneida Savings Bank since January 1996.  Mr. Dixon was previously affiliated with Oneida Valley National Bank in various capacities since 1982.  Mr. Dixon currently serves as an active member of the Asset/Liability, Officer Loan and Marketing Committees.  Mr. Dixon serves as a director of all Oneida Savings Bank subsidiary corporation boards.  Mr. Dixon is also a board member of Oneida Savings Bank Charitable Foundation.  Mr. Dixon is actively involved in the community through various civic, social and educational organizations.

Board Independence

The Board of Directors has determined that with the exception of Mr. Kallet, Mr. Haskell and Mr. Clarke, each of Oneida Financial Corp.’s directors qualifies as an independent director under the listing requirements for NASDAQ listed companies. The independent directors constitute a majority of the Board of Directors.  Mr. Kallet is not considered independent because he is an executive officer of Oneida Financial Corp.  Messrs. Haskell and Clarke are not considered independent because they are employed by Bailey & Haskell Associates, Inc., a subsidiary of Oneida Savings Bank.

From time to time, Oneida Savings Bank makes loans to its directors and executive officers and related persons or entities.  These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and neither involve more than normal risk of collectability nor present other unfavorable features.  The Board does not believe that originating these loans affects the independence of our board members.

Board Leadership Structure

Oneida Financial Corp. has chosen to separate the principal executive officer and board chair positions in order to provide a higher degree of independence and transparency between the Board and management.  This leadership structure of the Board has been in place since the inception of Oneida Financial Corp.  The Board believes that this leadership structure is most appropriate given the Board’s and Oneida Financial Corp.’s conservative risk profile and the Board’s role in monitoring Oneida Financial Corp.’s execution of its business plan and the risk elements associated with such execution.  The Board monitors Oneida Financial Corp.’s risk by monitoring and measuring certain risk parameters of Oneida Financial Corp., such as interest rate risk, credit risk, liquidity risk and other risks that would have a material impact on Oneida Financial Corp.  Reports are provided to the Board from management for review of Oneida Financial Corp.’s activities and execution of its business plan on at least a monthly basis.  On at least a quarterly basis, outside reporting for interest rate risk is provided to the appropriate subcommittee of the Board for review and then ultimately to the entire Board.  On at least an annual basis, a review of credit risk is performed by an outside party for review by the Board of Directors.  Given the independent roles both the Board and management have in monitoring Oneida Financial Corp.’s risk, Oneida Financial Corp. believes that its current leadership structure is well positioned to identify and mitigate risks as they arise.

Ownership Reports by Officers and Directors

The Common Stock of Oneida Financial Corp. is registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.  The officers and directors of Oneida Financial Corp. and beneficial owners of greater than 10% of Oneida Financial Corp.’s Common Stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of the Common Stock.  SEC rules require disclosure in Oneida Financial Corp.’s Proxy Statement or Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of Oneida Financial Corp.’s Common Stock to file a Form 3, 4, or 5 on a timely basis.  Based on Oneida Financial Corp.’s review of such ownership reports, it was determined that (i)  John Wight M.D. failed to file two Form 4s on a timely basis reporting an aggregate of eight late transactions and (ii) Ralph L. Stevens M.D. failed to file one Form 4 on a timely basis reporting an aggregate of one late transaction.  Based on Oneida Financial Corp.’s review of such ownership reports, Oneida Financial Corp. believes that no other officer or director of Oneida Financial Corp. failed to timely file such ownership reports for the fiscal year ended December 31, 2009.

Evaluation of disclosure controls and procedures

Oneida Financial Corp. has adopted controls and other procedures which are designed to ensure that information required to be disclosed in this Proxy Statement and other reports filed with the Securities and Exchange Commission is recorded, processed, summarized and reported within time periods specified by the Securities and Exchange Commission. Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the year (the “Evaluation Date”). Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that, as of the Evaluation Date, our disclosure controls and procedures were effective in timely alerting them to the material information relating to us (or our consolidated subsidiaries) required to be included in this Proxy Statement.

Communications with the Board of Directors

Any stockholder who wishes to contact Oneida Financial Corp.’s Board of Directors or an individual director may do so by writing to:  Board of Directors, Oneida Financial Corp., 182 Main Street, Oneida, New York 13421.  Communications are reviewed by the Corporate Secretary and are then distributed to the Board of Directors or individual director as appropriate, depending on the facts and circumstances outlined in the communications received.   The Corporate Secretary may attempt to handle an inquiry directly or forward a communication for response by another employee of Oneida Financial Corp., and the Corporate Secretary has the authority not to forward a communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

Oneida Financial Corp. has established separate procedures for the submission of complaints regarding accounting, internal accounting controls, or auditing matters, as required by Section 301 of the Sarbanes-Oxley Act of 2002.  Such communications may be submitted to the Chairman of the Audit Committee by telephoning (315) 366-3705.  Alternatively, such communications may be submitted in writing to the following address:  Rodney D. Kent, Chairman of Audit Committee, Oneida Financial Corp., 182 Main Street, Oneida, New York 13421.

Attendance at Annual Meeting of Stockholders

Oneida Financial Corp. does not have a policy regarding director attendance at annual meetings of stockholders.  Ten directors attended the 2009 annual meeting of stockholders.

Code of Ethics

Oneida Financial Corp. has adopted a Code of Ethics that is applicable to the officers, directors and employees of Oneida Financial Corp., including Oneida Financial Corp.’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  The Code of Ethics is available on Oneida Financial Corp.’s website at www.oneidafinancial.com.  Amendments to and waivers from the Code of Ethics will also be disclosed on Oneida Financial Corp.’s website.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The business of Oneida Financial Corp.’s Board of Directors is conducted through meetings and activities of the Board of Directors and its committees.  During the year ended December 31, 2009, the Board of Directors held 13 regular and special meetings.  During the year ended December 31, 2009, no director attended fewer than 75% of the total meetings of the Board of Directors of Oneida Financial Corp. and committees on which such director served.  Pursuant to the NASDAQ’s listing requirements, the independent members of the Board of Directors meet from time to time in “executive sessions” without the presence of management.  The Board of Directors expects that these meetings occur not less than semi-annually in conjunction with regularly scheduled meetings of the full Board of Directors.

Executive Committee

The executive committee consists of the following six directors of Oneida Financial Corp.:  Directors Kent, Caprio, Myers, White, Haskell, and Kallet.  The executive committee meets as necessary when the Board of Directors is not in session to exercise general control and supervision in all matters pertaining to the interests of Oneida Financial Corp., subject at all times to the direction of the Board of Directors.

Nominating Committee

The nominating committee currently consists of directors Kent, Myers, and Caprio, each of whom is independent pursuant to the NASDAQ’s listing requirements.  Oneida Financial Corp.’s Board of Directors has adopted a written charter for the nominating committee, which is available on Oneida Financial Corp.’s website at www.oneidafinancial.com.  During the year ended December 31, 2009, the Board of Directors acting as the nominating committee met one time.

The functions of the nominating committee include the following:

•	to lead the search for individuals qualified to become members of the Board of Directors and to select director nominees to be presented for stockholder approval;

•	to review and monitor compliance with the requirements for board independence; and

•	to review the committee structure and make recommendations to the Board of Directors regarding committee membership.

The nominating committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service.  Current members of the Board of Directors with skills and experience that are relevant to Oneida Financial Corp.’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective.  If any member of the Board of Directors does not wish to continue in service, or if the nominating committee or the Board of Directors decides not to re-nominate a member for re-election, or if the size of the Board of Directors is increased, the nominating committee would solicit suggestions for director candidates from all board members.  In addition, the nominating committee is authorized by its charter to engage a third party to assist in the identification of director nominees.  The nominating committee would seek to identify a candidate who at a minimum satisfies the following criteria:

•	has personal and professional ethics and integrity and whose values are compatible with Oneida Financial Corp.’s;

•	has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;

•	is willing to devote the necessary time to the work of the Board of Directors and its committees, which includes being available for Board of Directors and committee meetings;

•	is familiar with the communities in which Oneida Financial Corp. operates and/or is actively engaged in community activities;

•	is involved in other activities or interests that do not create a conflict with his or her responsibilities to Oneida Financial Corp. and its stockholders; and

•	has the capacity and desire to represent the balanced, best interests of the stockholders of Oneida Financial Corp. as a group, and not primarily a special interest group or constituency.

The nominating committee also takes into account whether a candidate satisfies the criteria for “independence” under the NASDAQ corporate governance listing standards and, if a nominee is sought for service on the audit committee, the financial and accounting expertise of a candidate, including whether an individual qualifies as an audit committee financial expert.

Although the nominating committee and the board do not have a formal policy with regard to the consideration of diversity in identifying a director nominee, diversity is considered in the identification process. While attributes such as relevant experience, financial acumen, and formal education are always considered in the identification process, the nominating committee and the Board will also evaluate a potential director nominee’s personal character, community involvement, and willingness to serve so that he or she can help further Oneida Financial Corp.’s and Oneida Savings Bank’s role as a community-based financial institution.

Procedures for Stockholder Recommendations for Nomination of Directors.  The nominating committee has adopted procedures for the submission of director nominees by stockholders.  If a determination is made that an additional candidate is needed for the Board of Directors, the nominating committee will consider candidates submitted by Oneida Financial Corp.’s stockholders.  Stockholders can submit the names of qualified candidates for director by writing to our Corporate Secretary, at 182 Main Street, Oneida, New York 13421.  The Corporate Secretary must receive a submission not less than ninety (90) days prior to the date of Oneida Financial Corp.’s proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•
the name and address of the stockholder as they appear on Oneida Financial Corp.’s books, and number of shares of Oneida Financial Corp.’s common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•
the name, address and contact information for the candidate, and the number of shares of common stock of Oneida Financial Corp. that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•	a statement detailing any relationship between the candidate and Oneida Financial Corp.;

•	a statement, if known, detailing any relationship between the candidate and any customer, supplier or competitor of Oneida Financial Corp.;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

A nomination submitted by a stockholder for presentation at the annual meeting of stockholders must comply with the procedural and informational requirements described in “Other Matters and Advance Notice Procedures.”

The nominating committee did not receive any stockholder recommended nominations for inclusion in this proxy statement, pursuant to the procedures set forth in Oneida Financial Corp.’s By-laws.

There have been no material changes to these procedures since they were previously disclosed in our proxy statement for the 2009 Annual Meeting of Stockholders.

Audit Committee

The Board of Directors has adopted a written charter for the audit committee, which is available on Oneida Financial Corp.’s website at www.oneidafinancial.com.  The audit committee consists of the following directors of Oneida Financial Corp.:  Messrs. Kent, White, Volk and Dr. Wight.  The audit committee meets at least quarterly to examine and approve the audit report prepared by the independent registered public accounting firm of Oneida Financial Corp., to review and recommend the independent registered public accounting firm to be engaged by Oneida Financial Corp., to review the internal audit function and internal accounting controls of Oneida Financial Corp., and to review and approve audit policies.  In addition, the Audit Committee meets with the independent registered public accounting firm to review the results of the annual audit and other related matters. The Audit Committee also meets twice a year with Oneida Financial Corp.’s independent registered public accounting firm. The audit committee met five times during the year ended December 31, 2009.

Each member of the audit committee is “independent” as defined in the listing standards for NASDAQ-listed companies and under Rule 10A-3 of the Exchange Act.  Each member of the audit committee is able to read and understand financial statements, and no member of the audit committee has participated in the preparation of the financial statements of Oneida Financial Corp., Oneida Savings Bank, or any of Oneida Savings Bank’s subsidiaries, during the past three years.  Director Kent is deemed by Oneida Financial Corp. to be an “audit committee financial expert.”  Director Kent has an understanding of generally accepted auditing principles (GAAP) and has the ability and experience to prepare, audit, evaluate and analyze financial statements which present the breadth and level of complexity of issues that Oneida Financial Corp. reasonably expects to be raised by Oneida Financial Corp.’s financial statements. Director Kent has acquired these attributes through employment as an executive officer of International Wire Group.  Director Kent has been directly involved in the supervision and oversight of financial officers and the preparation of financial statements and has some educational experience in accounting and economics.

The audit committee reviews and approves all related-party transactions of Oneida Financial Corp. and Oneida Savings Bank, which would be required to be disclosed under applicable Exchange Act rules.

Audit Committee Report

In accordance with rules established by the Securities and Exchange Commission, the audit committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the audit committee has:

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Reviewed and discussed with management and Oneida Financial Corp.’s independent registered public accounting firm, Oneida Financial Corp.’s audited consolidated financial statements for the fiscal year ended December 31, 2009;

•	Discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended;

•
Received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accounting firm their independence from Oneida Financial Corp.; and

•	Considered the compatibility of non-audit services described above with maintaining auditor independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Oneida Financial Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and be filed with the Securities and Exchange Commission.  In addition, the audit committee approved the appointment of Crowe Horwath LLP as the independent registered public accounting firm of Oneida Financial Corp. for the fiscal year ending December 31, 2010, subject to the ratification of this appointment by Oneida Financial Corp.’s stockholders.

This report has been provided by the audit committee:

Rodney D. Kent,
Frank O. White, Jr., Gerald N. Volk and John A Wight M.D.
__________________

Compensation Committee

The Compensation Committee currently consists of Patricia D. Caprio, Rodney D. Kent and Richard B. Myers, each of whom is independent pursuant to the NASDAQ's listing requirements. The Compensation Committee has not adopted a formal charter. During the year ended December 31, 2009, the Compensation Committee met one time.

Compensation Committee Interlocks and Insider Participation

After receiving recommendations of the Compensation Committee, the Board of Directors of Oneida Savings Bank, meeting in an “executive session” which includes only independent directors, determines the salaries to be paid each year to Oneida Savings Bank’s officers.  The Compensation Committee of Oneida Financial Corp., meeting in an “executive session” including only independent directors, determine the base salaries to be paid each year to the named executive officers of Oneida Financial Corp. which includes Messrs. Kallet, Stickels, Dixon, Haskell and Catanzarita.  Michael R. Kallet, the President and Chief Executive Officer, is also a director of Oneida Financial Corp. and Oneida Savings Bank.  Mr. Kallet has not in the past, and will not in the future, be present during board deliberations or participate in the Board of Directors’ determination of compensation for the President and Chief Executive Officer.

During the year ended December 31, 2009, (i) no executive served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on Oneida Financial Corp.’s Compensation Committee; (ii) no executive officer of the company served as a director of another entity, one of whose executive officers served on the Compensation Committee of Oneida Financial Corp.; and (iii) no executive officer of the company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of Oneida Financial Corp.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy.  Our compensation philosophy begins with the premise that the success of Oneida Financial Corp. depends, in large part, on the dedication and commitment of the people we place in key management positions, and the incentives we provide such persons to successfully implement our business strategy and other corporate objectives.  However, we recognize that Oneida Savings Bank operates in a competitive environment for talent.  Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

As a public company, we base our compensation decisions on four basic principals:

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Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

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Aligning with Shareholders – We use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our shareholders.

•	Driving Performance – We base compensation in part on the attainment of company-wide and business unit targets that return positive results to our bottom line.

•	Reflecting our Business Philosophy – Our approach to compensation reflects our values and the way we do business in the communities we serve.

This discussion is focused specifically on the compensation of the following executive officers, each of whom is named in the Summary Compensation Table which appears later in this section.  These five executives are referred to in this discussion as the “Named Executive Officers.”

Name	Title
Michael R. Kallet	President and Chief Executive Officer
Eric E. Stickels	Executive Vice President and Chief Financial Officer
Thomas H. Dixon	Executive Vice President and Chief Credit Officer
John E. Haskell	Chief Executive Officer, Bailey & Haskell Associates Inc.
John F. Catanzarita	President, Benefit Consulting Group Inc.

Role of Compensation Committee.  The Compensation Committee of Oneida Financial Corp. is responsible for overseeing and making recommendations to the full Board of Directors with respect to the compensation, including benefits, of the Named Executive Officers.  The Compensation Committee meets as necessary.  One of the responsibilities of the Compensation Committee is to provide, on an annual basis, final approval of the significant components of the total compensation of the named executive officers.  In making these determinations, the Compensation Committee considers the executive’s level of job responsibility, the compensation paid by peers for similar levels of responsibility, industry survey data regarding executive compensation, the financial condition and performance of the company, and an assessment of the executive’s individual performance.  The Compensation Committee also strongly considers the recommendations of our President and Chief Executive Officer regarding the other Named Executive Officers.  The Board of Directors has ultimate authority to approve the compensation of all Name Executive Officers, including the President and Chief Executive Officer.

The Compensation Committee consists of the following directors of Oneida Financial Corp.: Patricia D. Caprio (Chair), Rodney D. Kent and Richard B. Myers.

Role of Executives in Committee Activities.  The executive officers who serve as a resource to the Compensation Committee are the President and Chief Executive Officer and the Executive Vice President and Chief Financial Officer.  Executives provide the Compensation Committee with input regarding Oneida Savings Bank’s employee compensation philosophy, process, and decisions for employees other than the Named Executive Officers.  In addition to providing factual information such as company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future evaluations, and otherwise supply information to assist the Compensation Committee.  The Executive Vice President and Chief Financial Officer may provide information to evaluate the estimated financial impact regarding any proposed changes to the various components of compensation.  The President and Chief Executive Officer also provides information about individual performance assessments for the other Named Executive Officers, and expresses to the Compensation Committee his views on the appropriate levels of compensation for the other Named Executive Officers for the ensuing year.

Executives participate in Compensation Committee activities purely in an informational and advisory capacity and have no vote in the Compensation Committee’s decision-making process.  The President and Chief Executive Officer and Executive Vice President and Chief Financial Officer do not attend those portions of Compensation Committee meetings during which their performance is evaluated or their compensation is being determined.  No executive officer other than the President and Chief Executive Officer attends those portions of Compensation Committee meetings during which the performance of the other Named Executive Officers is evaluated or their compensation is being determined.

Market Comparisons.  In determining compensation of the Named Executive Officers, the Compensation Committee will utilize market information that is provided by Human Resources.   For the year ended December 31, 2008, our Human Resources Director utilized survey data from the NYBA Compensation Survey – 2008 and the ACB Compensation Survey – 2007.  In addition, the Compensation Committee reviews compensation data derived from public filings of similarly situated publicly traded financial institutions.  The following peer group was utilized in determining market compensation for our executive officers:

Tompkins Financial Corporation
Alliance Financial Corporation
Rome Bancorp, Inc.
Community Bank Systems, Inc.
NBT Bancorp, Inc.
Beacon Federal Bancorp, Inc.
Financial Institutions, Inc.

In reviewing the market comparison data, the Compensation Committee will review the other components of the executive compensation (broad based benefits and executive perquisites) but does not necessarily consider changes to those components on an annual basis.  Changes to the level or types of benefits within these categories, including considerations relating to the addition or elimination of benefits and plan design changes are made by the Board of Directors of Oneida Savings Bank on an aggregate basis with respect to the group of employees entitled to those benefits and not with reference to a particular Named Executive Officer’s compensation.

The Compensation Committee seeks to create what it believes is the best mix of base salary and annual cash incentives in delivering the Named Executive Officer’s total cash compensation.  For each Named Executive Officer, a significant percentage of total cash compensation is at-risk, meaning that it will generally be earned when Oneida Financial Corp. or the Named Executive Officer is successful in ways that are aligned with and support Oneida Financial Corp’s interest.

Compensation Program.  Compensation paid to our executive officers for 2009 consisted primarily of base salary, annual cash incentive awards based upon a pre-approved cash incentive plan, broad based benefits generally available to all full-time employees and perquisites available only to certain Named Executive Officers.

The following summarizes the significant broad-based benefits in which the Named Executive Officers were eligible to participate during 2009:

•	A defined contribution 401(k) retirement plan;
•	An employee stock ownership plan;
•	Medical coverage;
•	Life insurance; and
•	Pre-tax health and dependent care spending accounts.

In addition, the Named Executive Officers were also entitled to county club memberships.  In lieu of a monthly automobile allowance, Mr. Kallet has use of an automobile (including operating expenses) owned by Oneida Savings Bank for business and personal use.  Mr. Haskell has use of an automobile (including operating expenses) leased by Bailey & Haskell Associates Inc.   Personal use of the automobiles is reported as taxable income to Mr. Kallet and Mr. Haskell.  Messrs. Stickels, Dixon and Catanzarita each receive a monthly car allowance.

Please refer to the “Summary Compensation Table” for compensation information regarding these benefits for 2009.  These benefits are aligned with our objective to attract and retain highly qualified management talent for the benefit of all of our stockholders and are considered by the Compensation Committee to be reasonable when compared to industry averages.

The Compensation Committee reviewed 2009 compensation for the Named Executive Officers relative to the competitive market and relative to results delivered on established objectives and performance criteria.  The Compensation Committee concluded that the executives’ compensation is consistent with market practice and is reasonable based on performance.

Employment Agreements.   In addition to the components of executive compensation described above, Messrs. Kallet, Stickels and Dixon are each parties to employment agreements with Oneida Savings Bank.  Messrs. Haskell and Catanzarita are each  parties to employment agreements with Bailey & Haskell Associates, Inc. and Benefit Consulting Group, Inc.; respectively, the wholly owned subsidiaries of Oneida Savings Bank.  See “Executive Compensation—Employment Agreements” and “Executive Compensation – Potential Payments to Named Executive Officers” for a description of these agreements and for information about potential payments to these individuals upon termination of their employment with Oneida Savings Bank.  The employment agreements are designed to give Oneida Savings Bank and its subsidiaries the ability to retain the services of the designated executives while reducing, to the extent possible, unnecessary disruptions to Oneida Savings Bank’s operations.  The agreements are for a three-year period for Messrs. Kallet, Stickels and Dixon and a five-year period for Messrs. Haskell and Catanzarita, and are reviewed and renewed annually by the Compensation Committee of the Board of Directors.  The employment agreements provide for salary and bonus payments, as well as additional post-employment benefits, primarily health benefits, under certain conditions, as defined in the employment agreements.  The employment agreements were negotiated directly with and recommended for approval by, the Compensation Committee.  The Compensation Committee negotiated the agreements with the assistance of outside counsel, and the Compensation Committee believes such agreements are consistent with industry practices and desirable for retaining executive talent.

Annual Compensation-Chief Executive Officer.  In May 2009, the Compensation Committee recommended, and the Board of Directors approved, the various components of Mr. Kallet’s 2009 annual compensation.  Details regarding base salary and annual incentive cash awards are included in the compensation tables following this section.

For 2009, the Compensation Committee established a base salary and a maximum bonus range for Mr. Kallet of approximately $392,000.  This target was established based on the recent and anticipated financial performance of Oneida Financial Corp, the estimated value of Mr. Kallet’s services in the marketplace, and the Compensation Committee’s view of Mr. Kallet’s critical role in the future success of Oneida Financial Corp.

After establishing the target value for Mr. Kallet’s overall total cash compensation, the Compensation Committee made detailed determinations for each element of compensation in order to arrive at the desired overall result:

•
Base Salary: The Compensation Committee set Mr. Kallet’s base salary at $310,000 for 2009 representing no increase from his base salary in 2008.  The base salary was not increased from the 2008 level given the turbulent economic environment that existed at the end of 2008.  At this level, Mr. Kallet’s base salary represented approximately 80% of the target value of his total cash compensation, consistent with the Compensation Committee’s philosophy of emphasizing the at-risk components of total cash compensation for executive officers.  For 2010, the Compensation Committee increased Mr. Kallet’s base salary by $20,000 to $330,000 based on the estimated value of Mr. Kallet’s services in the marketplace.

•	Annual Incentive Cash Award: Mr. Kallet’s “target award” for 2009 was established at approximately 20% of his base salary based on Oneida Financial Corp’s 2009 performance.

All Compensation Committee actions taken with respect to Mr. Kallet’s compensation were presented as recommendations for approval by the full Board of Directors.  The Compensation Committee’s recommendations regarding Mr. Kallet’s 2009 base salary were approved by the full Board of Directors in June 2009.  The Compensation Committee’s recommendations regarding Mr. Kallet’s 2009 annual incentive cash award were approved by the full Board of Directors in May 2009.

Annual Compensation - Other Oneida Savings Bank Named Executive Officers.  In May 2009, the Compensation Committee recommended, and the full the Board of Directors approved, the total cash components of annual compensation for the other banking Named Executive Officers of Oneida Savings Bank.   Details regarding base salary and annual incentive cash awards made to the Named Executive Officers are included in the detailed compensation tables following this section.  The Compensation Committee evaluated the overall level of total cash compensation for each Named Executive Officer (other than the Chief Executive Officer) after considering the recent performance of Oneida Financial Corp. and the role of each Named Executive Officer, the criticality of each Named Executive Officer to the future success of Oneida Financial Corp in attaining its goals and their experience, contribution and knowledge of our organization.

The target value of the Named Executive Officers’ total cash compensation, as established by the Compensation Committee for 2009, generally followed the same steps as outlined above for the Chief Executive Officer.

After establishing the target value for each Named Executive Officer’s overall total cash compensation, the Compensation Committee made detailed determinations for each element of total compensation in order to arrive at the desired overall result:

•
Base Salary: The Compensation Committee set base salary at $190,000 for each of Messrs. Stickels and Dixon, representing no increase from the base salaries in 2008.  The base salary was not increased from the 2008 level given the turbulent economic environment that existed at the end of 2008.  At this level, Messrs. Stickels and Dixon’s base salary represented approximately 80% of the target value of their total cash compensation, consistent with the Compensation Committee’s philosophy of emphasizing the at-risk components of total cash compensation for executive officers. For 2010, the compensation committee increased both Messrs. Stickel’s and Dixon’s base salary by $12,000 to $202,000.

•	Annual Incentive Cash Award: Messrs. Stickels and Dixon’s “target award” for 2009 was established at approximately 20% of his base salary based on Oneida Financial Corp’s 2009 performance.

For 2009, the Compensation Committee established the target value of each of Messrs. Stickels and Dixon’s base salary and annual incentive cash award at approximately $231,000.

Annual Compensation- Other Non-Bank Named Executive Officers.  In May 2009, the Compensation Committee recommended, and the full the Board of Directors approved, the total cash components of annual compensation for the other non-banking Named Executive Officers  Messrs. Haskell and Catanzarita are our non-banking Named Executive Officers.  Details regarding base salary and annual incentive cash awards made to the non-banking Named Executive Officers are included in the detailed compensation tables following this section.  The Compensation Committee evaluated the overall level of total cash compensation for each non-banking Named Executive Officer (other than the Chief Executive Officer) after considering the recent performance of  both Bailey & Haskell Associates Inc. and Benefit Consulting Group Inc. and the role of each Named Executive Officer, the criticality of each Named Executive Officer to the future success of Oneida Financial Corp. in attaining its goals and their experience, contribution and knowledge of our organization.

After establishing the target value for each Named Executive Officer’s overall total cash compensation, the Compensation Committee made detailed determinations for each element of total compensation in order to arrive at the desired overall result:

•
Base Salary: The Compensation Committee set Messrs. Haskell’s and Catanzarita’s base salary at $193,640 and $181,000, respectively, which represented a 3% and 5% increase respectively from the base salaries in 2008.  At this level, Messrs. Haskell’s and Catanzarita’s base salary represented approximately 85%  and 100% of the target value of their total cash compensation respectively, consistent with the Compensation Committee’s philosophy of emphasizing the at-risk components of total cash compensation for executive officers.  For 2010, the compensation committee increased Mr. Haskell’s base salary by $5,810 to $199,450.  In addition, Mr. Catanzarita’s current base salary was increased by $12,500 to $193,500.

•
Annual Incentive Cash Award:  Mr. Haskell’s “target award” for 2009 was established at approximately 15% of his base salary based on Bailey & Haskell Associates Inc.’s 2009 performance.  Mr. Catanzarita did not receive any annual incentive cash awards for 2009.

Annual Cash Incentives.  The Compensation Committee designed the Performance Based Compensation Plan in order to link potential payout with our stockholders interests.  The performance objectives are established at the beginning of the year by the Compensation Committee.  For 2009, the primary corporate financial performance objectives were based on the Oneida Financial Corp. attaining certain targeted net income growth rates, return on average assets and return on average tangible equity.  Performance levels below the targeted level would result in no payment being made.  Performance levels exceeding the target by specified percentages may result in increasing payments based on a six tier structure, provided that the total annual incentive awards paid may not exceed 4% of Oneida Financial Corp.’s net income for the fiscal year.  The Compensation Committee may, at their discretion, modify the plan from time to time, to negate the effects of certain non-recurring increases or decreases in the net income levels.  The performance objectives for Mr. Haskell are related to the overall performance of Bailey & Haskell Associates, Inc. based on increased revenues due to commissions and fees received for providing retail and whole insurance agency and brokerage services.

Long-Term Stock-Based Compensation.  The purpose of our 2006 Recognition and Retention Plan was to provide an additional incentive to certain officers to work to maximize shareholder value.  Stock awarded in 2006 vests 20% in 2006 with the remainder vesting ratably over the next four years.  This approach was designed to encourage key employees to remain in the employ of Oneida Savings Bank and to encourage employees to take into account the long-term interests of Oneida Financial Corp.  The 2006 Recognition and Retention Plan was approved by our stockholders.

In making the stock grants to Mr. Kallet and certain Named Executive Officers in 2006, the Compensation Committee took into account the duties and responsibilities of the Named Executive Officers.  Accordingly, Messrs. Kallet, Stickels, Dixon and Haskell were awarded 20,000, 10,000, 10,000 and 2,000 shares, respectively.  Full vesting of the shares underlying the 2006 awards will occur as of December 31, 2010 provided that the executive is then employed with us.  In the event of the executive’s death, disability or retirement, the termination of the executive’s employment without cause (as defined in the plan) or the termination of the executive’s employment by the executive for good reason (as defined in the plan), these shares will become immediately vested and be distributed to the executive (or his beneficiary in the event of his death) as soon as practicable.  Dividends are being paid on the 2006 award shares including the non-vested shares.

Retirement Plans.   In addition to the compensation paid to Named Executive Officers as described above, the Named Executive Officers received, along with and on the same terms as other employees, certain life, health and disability benefits and benefits pursuant to our 401(k) plan, employee stock ownership plan (ESOP), and defined benefit plan.  All of our Named Executive Officers were eligible to participate in the 401 (k) plan during 2009.  Messrs. Kallet, Stickels, Dixon, Haskell and Catanzarita are 100% vested in each plan.  The 401(k) plan provides that an eligible employee may elect to defer his or her salary for retirement up to the Internal Revenue Code Section 402(g) limit (subject to a maximum limitation for 2010 of $16,500; provided , however, that a participant over age 50 may contribute an additional $5,500 to the 401(k) plan), and that we will provide a matching contribution of 100% of the first 4% of the employee’s salary and a matching contribution of 50% of the next 2% of the employee’s salary that is contributed by the employee to the 401(k) plan.  These contributions were made in the form of a cash contribution and are invested at the direction of the employee.  Compensation taken into account under the Plan cannot exceed $245,000 for 2010.  Our Board of Directors may amend or terminate this Plan at any time. All of our employees who have attained age 21 and have completed 12 months of service during which they have worked at least 1,000 hours are also eligible to participate in our employee stock ownership plan.  Allocations under the plan are based upon an employee’s salary in relation to the salary of all other qualified employees.  Annual contributions to this plan are discretionary and the aggregate contributions for 2009 totaled $300,000.  The ESOP provides our employees with allocations that consist of primarily of our common stock, which is allocated based upon an employee’s salary in relation to the salary of all other qualified employees.  The defined benefit plan has been frozen since June 15, 2004, and as a result no benefits have accrued thereafter.

Tax and Accounting Implications.  In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program.  Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements.  As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.  To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible.  However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Compensation Committee Report

The following is the report of the Compensation Committee with respect to Oneida Financial Corp.’s Compensation Discussion and Analysis for the fiscal year ended December 31, 2009:

The Compensation Committee of Oneida Financial Corp. has reviewed and discussed the section of this proxy statement entitled “Compensation Discussion and Analysis” with management.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of Oneida Financial Corp. that the “Compensation Discussion and Analysis” be included in Oneida Financial Corp.’s annual report on Form 10-K for the fiscal year ended December 31, 2009 and the annual proxy statement for the annual meeting of the stockholders to be held on May 4, 2010.

The above report of the Compensation Committee does not constitute “soliciting materials” and should not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference into any other filing Oneida Financial Corp. under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except to the extent that Oneida Financial Corp. specifically incorporates this report by reference in any of those filings.

This report has been provided by the following directors: Patricia D. Caprio, Rodney D. Kent and Richard B. Myers.

EXECUTIVE COMPENSATION

Summary Compensation Table.  The following table sets forth for the years ended December 31, 2009, 2008 and 2007 certain information as to the total remuneration we paid to Michael R. Kallet, our President and Chief Executive Officer, Eric E. Stickels, our Chief Financial Officer and the three other most highly compensated executive officers of Oneida Financial Corp. and its subsidiaries (“the Named Executive Officers”).

Summary Compensation Table
Name and Principal Position	Year	Salary ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)	Change in pension value and non-qualified deferred compensation earnings ($)(4)	All other compensation ($)(5)	Total ($)
Michael R. Kallet, President and Chief Executive Officer	2009	310,000	50,220	71,292	12,229	71,630	515,371
	2008	310,000	—	—	18,465	69,464	397,929
	2007	278,065	—	61,680	18,224	56,736	414,705

Eric E. Stickels, Executive Vice President and Chief Financial Officer	2009	190,000	12,540	35,646	3,803	30,342	272,331
	2008	190,000	—	—	5,743	28,292	224,035
	2007	166,460	—	30,840	5,668	22,754	225,722

Thomas H. Dixon, Executive Vice President and Chief Credit Officer	2009	190,000	14,845	35,646	1,947	32,250	274,688
	2008	190,000	—	—	2,940	28,229	221,169
	2007	166,460	—	30,840	2,901	22,540	222,741

John E. Haskell Chief Executive Officer Bailey & Haskell Associates, Inc.	2009	193,640	—	30,980	1,411	59,003	285,034
	2008	188,000	—	—	2,131	64,289	254,420
	2007	181,125	—	41,667	2,103	61,816	286,711

John F. Catanzarita President Benefit Consulting Group, Inc.	2009	181,000	—	—	—	32,159	213,159
	2008	172,500	—	—	—	28,270	200,770
	2007	157,500	—	—	—	27,407	184,907
_____________________________
(1)
Mr. Kallet deferred $22,000, $20,500 and $20,500 of his salary to the 401(k) Plan for 2009, 2008 and 2007, respectively.  Mr. Stickels deferred $13,888, $15,500 and $13,905 of his salary to the 401(k) Plan for 2009, 2008 and 2007, respectively.  Mr. Dixon deferred $22,000, $20,500 and $20,500 of his salary to the 401(k) Plan for 2009, 2008 and 2007, respectively.  Mr. Haskell deferred $22,000, $20,500 and $19,989 of his salary to the 401(k) Plan for 2009, 2008 and 2007, respectively.  Mr. Catanzarita deferred $21,980, $20,500 and $20,491 of his salary to the 401(k) Plan for 2009, 2008 and 2007, respectively.

(2)
Represents the grant date fair value of reload options received by the Named Executive Officers under the Oneida Financial Corp. 2000 Stock Option Plan.  The grant date fair value of the reloaded options has been computed in accordance with the stock-based compensation accounting rules (FASB ASC Topic 718, formerly FAS 123R) for 2009.  Assumptions used in the calculations of these amounts are included in Oneida Financial Corp.’s Annual Report on Form 10-K filed with the SEC on March 12, 2010.

(3)
Represents bonuses under the Performance Based Compensation Plan earned based upon financial targets achieved in the specified year and to be paid in April 2008, 2009 and 2010, respectively, for Messrs. Kallet, Stickels and Dixon.  Mr. Haskell’s non-equity incentive compensation is based upon criteria established in his employment agreement with Bailey & Haskell Associates, Inc., as described below.

(4)
This column represents the change in actuarial present value of the Named Executive Officer’s accumulated benefit under the Retirement Accumulation Plan of Oneida Savings Bank, a non-contributory tax-qualified defined benefit pension plan utilizing a cash balance plan design.

(5)
The amounts in this column reflect what we paid for, or reimbursed, the applicable Named Executive Officer for the various benefits and perquisites received.  A break-down of the various elements of compensation in this column is set forth in the table provided below.

All Other Compensation
Name	Year	Employer Contributions to 401(k) Plan ($)	ESOP Allocation ($)(1)	Life and Disability Insurance ($)(2)	Dividends On Restricted Stock ($)	Board Fees ($)	Auto Expenses ($)	Club Dues ($)	Total All Other Compensation ($)
Michael R. Kallet, President and Chief Executive Officer	2009	12,250	5,432	12,335	3,840	18,200	11,856	7,447	71,360
	2008	11,500	3,781	12,025	5,760	16,300	12,651	7,447	69,464
	2007	11,250	5,460	9,229	7,680	13,550	4,223	5,344	56,736

Eric E. Stickels, Executive Vice President and Chief Financial Officer	2009	9,920	4,213	4,864	1,920	—	8,400	1,025	30,342
	2008	11,133	3,629	4,690	2,880	—	4,900	1,060	28,292
	2007	9,932	4,809	3,148	3,840	—	—	1,025	22,754

Thomas H. Dixon, Executive Vice President and Chief Credit Officer	2009	9,555	4,213	7,137	1,920	—	8,400	1,025	32,250
	2008	8,872	3,629	6,888	2,880	—	4,900	1,060	28,229
	2007	8,137	4,804	4,784	3,840	—	—	975	22,540

John E. Haskell Chief Executive Officer Bailey & Haskell Associates, Inc.	2009	9,652	4,292	4,770	384	19,300	13,597	7,008	59,003
	2008	9,399	3,775	4,283	576	19,900	15,927	10,429	64,289
	2007	9,277	5,045	2,306	768	19,350	18,046	7,024	61,816

John F. Catanzarita President Benefit Consulting Group, Inc.	2009	9,045	4,011	1,728	—	—	10,193	7,182	32,159
	2008	8,622	2,803	1,505	—	—	8,428	6,912	28,270
	2007	7,875	3,805	1,418	—	—	7,419	6,890	27,407
________________________
(1)	Based on the fair market value of Oneida Financial Corp. common stock on December 31, 2009 of $8.95.
(2)
Represents the cost to Oneida Savings Bank for disability plan agreements and life insurance plans, as well as coverage under a supplemental executive life and disability plan for Messrs. Kallet, Stickels, and Dixon.

Employment Agreements

Oneida Savings Bank and Oneida Financial Corp. have entered into substantially identical employment agreements with Messrs. Kallet, Stickels, and Dixon (referred to below as the “executives” or “executive”).  Each employment agreement was originally executed on June 1, 2009 for a three-year term ending on May 31, 2012.  Prior to expiration of the Employment Term, the employment agreements will automatically be extended for an additional year, unless the parties negotiate otherwise.  The current base salary under the employment agreements is $310,000, $190,000, $190,000 for Messrs. Kallet, Stickels, and Dixon, respectively.  Each executive’s base salary will be reviewed annually.  In addition to the base salary, each executive will receive all benefits and fringe benefits applicable to executive personnel, and will be entitled to receive supplemental life and long-term disability insurance.

Each executive will be entitled to severance payments and benefits in the event of termination of employment under specified circumstances, including (i) involuntary termination of employment for reasons other than cause, disability, or retirement, or (ii) resignation during the term of the agreement for “good reason.”  “Good reason” is defined as (A) the failure to re-elect the executive to his current position, or a material adverse change in the executive’s position, duties, responsibilities, title or status that would cause the executive’s position to have less responsibility, importance, or scope; (B) a relocation of his principal place of employment by more than 25 miles from Oneida Savings Bank’s principal executive office; (C) a material reduction in the executive’s benefit and perquisites, including the executive’s base salary, except for any reduction that is generally applicable to all officers of Oneida Savings Bank; (D) a liquidation or dissolution of Oneida Savings Bank or Oneida Financial Corp.; or (E) a material breach of the employment agreement by Oneida Savings Bank or Oneida Financial Corp.  In the event of the executive’s termination of employment as a result of any of these circumstances, the executive will be entitled to receive a lump sum severance payment within 30 days following his date of termination equal to: (i) the greater of the base salary due for the remaining term of the employment agreement, or for a period of six months, whichever is greater, plus (ii) a cash bonus payment equal to the estimated amount necessary for the executive to use the after-tax portion of the bonus payment to pay the premiums of the executive’s supplemental life and disability insurance coverage for 18 months following his date of termination.  Each executive will also be entitled to receive continued life insurance and non-taxable medical and dental coverage for 18 months following his date of termination.

In the event of the executive’s (i) involuntary termination of employment, for reasons other than cause, death or disability, or (ii)  voluntary resignation for “good reason” within six months before, or twelve months following, a change in control of Oneida Savings Bank or Oneida Financial Corp., the executive will be entitled to receive a lump sum severance payment within 30 days following his date of termination equal to (i) 2.99 times the average annual compensation paid to the executive and included as gross income for income tax purposes during the five full calendar years (or if less, executive’s period of employment) immediately preceding the year during which the change in control occurs, plus (ii) a cash bonus payment equal to the estimated amount necessary  to pay the premiums (calculated on an after tax basis) for the executive’s supplemental life and disability insurance coverage for 18 months following his date of termination.  In addition, each executive will be entitled to receive continued life insurance and non-taxable medical and dental coverage for 18 months following his date of termination.  In the event any severance payments or benefits provided to the executive constitute an “excess parachute payment” as defined in Section 280G of the Code, the severance payments or benefits under each employment agreement will be reduced accordingly to avoid penalties.

The employment agreements provide that for a period of 24 months following termination, each executive agrees not to compete with Oneida Savings Bank and Oneida Financial Corp. in Madison, Oneida, or Onondaga County.

Mr. Haskell has entered into an employment agreement with Bailey & Haskell Associates, a wholly owned subsidiary of Oneida Savings Bank.  The employment agreement had a 5-year term (the “Employment Term”) and was automatically renewable on an annual basis at the end of the Employment Term unless either party gave a notice of non-renewal to the other party.  The Employment Term presently expires on September 30, 2010.  Prior to the expiration of the Employment Term, the parties may negotiate for renewal or extension of the employment agreement or indicate through written notice at least sixty (60) days prior to expiration an intent not to renew.  If the employment agreement is not terminated at the end of the Employment Term, the employment agreement will automatically be extended for an additional 12-month period.  Under the employment agreement, Mr. Haskell is entitled to a base salary of at least $150,000 (his current base salary is $193,640).  In addition to the base salary, Mr. Haskell is entitled to participate in retirement plans and other employee and fringe benefits applicable to all personnel.  Mr. Haskell is also entitled to receive a bonus payment equal to 5% of the consideration paid by Bailey & Haskell Associates upon the acquisition of any company providing insurance agency and brokerage services, provided that Mr. Haskell materially participated in the consummation of the acquisition.  Furthermore, Mr. Haskell is entitled to receive an additional bonus payment equal to 25% of the increase in the “target revenue” (as defined in the employment agreement) of the acquired company.   The employment agreement requires that following Mr. Haskell’s termination of employment for any reason, he will not compete with Bailey & Haskell Associates in the New York counties of Madison, Oneida, and Onondaga for a period of 36 months thereafter.

Mr. Catanzarita has entered into an employment agreement with Benefit Consulting Group, a wholly owned subsidiary of Oneida Savings Bank.  The employment agreement was effective on January 1, 2006 and will expire on December 31, 2010 (the “Employment Term”).  Prior to the expiration of the Employment Term, the parties may negotiate for renewal or extension of the employment agreement or indicate through written notice at least sixty (60) days prior to expiration an intent not to renew.  If the employment agreement is not terminated at the end of the Employment Term, the employment agreement will automatically be extended for an additional 12-month period.  Under the employment agreement, Mr. Catanzarita is entitled to a base salary of at least $122,500 (his current base salary is $181,000).  In addition to the base salary, Mr. Catanzarita is entitled to participate in retirement plans and other employee and fringe benefits applicable to all personnel.   The employment agreement requires that following Mr. Catanzarita’s termination of employment for any reason, he will not compete with Benefit Consulting Group in any area located within a 75 mile radius of Syracuse, New York for a period of two years thereafter.

Plan-Based Awards.  The following table provides information for the year ended December 31, 2009 as to grants of plan-based awards for our Named Executive Officers.

Grants of Plan-Based Awards For the Fiscal Year Ended 2009
	Grant date	Estimated future payouts under Non-equity incentive plan awards			All other option awards: number of securities underlying options (#) (3)	Exercise or base price of option awards ($/Sh)	Grant Date Fair Value of Option Awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)
Michael R. Kallet, President and Chief (1) Executive Officer	12/31/09 5/18/09	0	71,292	82,260	20,168	11.25	50,220

Eric E. Stickels, Executive Vice Pres. (1) and Chief Financial Officer	12/31/09 7/06/09 5/18/09	0	35,646	41,130	2,635 2,518	10.75 11.25	6,270 6,270

Thomas H. Dixon, Executive Vice Pres., (1) Chief Credit Officer	12/31/09 7/06/09 5/18/09	0	35,646	41,130	3,623 2,500	10.75 11.25	8,620 6,225

John E. Haskell Chief Executive Officer (2) Bailey & Haskell Associates, Inc.	12/31/09	—	30,980	—
_________________________
(1)
Represents threshold, target and maximum payments achievable under our Performance Based Compensation Plan earned based upon financial targets to be achieved during the year ended December 31, 2009 and to be paid in March 2010 for Messrs. Kallet, Stickels and Dixon.

(2)
Mr. Haskell’s non-equity incentive compensation is based upon criteria established in his employment agreement with Bailey & Haskell Associates, Inc.  Please see the description of Mr. Haskell’s employment agreement set forth above for further details.

(3)
Represents reload options received upon exercise of stock options when previously owned common stock was utilized to pay the option exercise price under the Oneida Financial Corp. 2000 Stock Option Plan.

Benefit Plans

Performance Based Compensation Plan.  The Performance Based Compensation Plan was established by Oneida Financial Corp. in 2005 and was amended in January 2006.  The purpose of the plan is to provide financial incentives to a select group of executive officers who contribute materially to the continued growth, development, and future business success of Oneida Financial Corp.  Messrs. Kallet, Stickels, and Dixon are participants in the plan.

The Compensation Committee will determine the executive officers who are eligible to participate in the plan.  The participation level of eligible executives will be based on their category: category I is reserved for the President and Chief Executive Officer, and category II applies to all other executive officers.  Participants are eligible to receive an annual cash bonus payment based on the satisfaction of specific targets for each performance metric established by the Compensation Committee at the beginning of the fiscal year.  For 2009, the Compensation Committee used the following three performance metrics of Oneida Financial Corp.: (1) Return on Average Assets (“ROAA”); (ii) Return on Average Tangible Equity (“ROATE”); and (iii) Net Income Growth Rate.

At the end of the fiscal year, the Compensation Committee will establish a potential bonus award of up to a fixed percentage of 4% of Oneida Financial Corp.’s net income.  For 2009, 33.3%, 33.3%, and 33.4% of the total bonus award was determined based on Oneida Financial Corp.’s satisfaction of certain target performance levels related to ROAA, ROATE, and Net Income Growth Rate, respectively. If a bonus award has been established, the

Compensation Committee will allocate 50% of the bonus award to category I participants and 50% of the bonus award to category II participants.  The allocated bonus award will be divided among the participants in each category based on the participant’s base salary in comparison to the total base salary of all participants in the category.  However, no bonus award will made if for the fiscal year: (i) the ROATE is less than 7.5%, (ii) the ROAA is less than 0.50%, or (iii) the most recent Regulatory Examination Report does not reflect an acceptable Uniform Composite Rating.

2006 Recognition and Retention Plan. During the fiscal year ended December 31, 2006, Oneida Financial Corp. adopted, and Oneida Financial Corp.’s stockholders approved, the 2006 Recognition and Retention Plan (the “2006 Recognition Plan”).  The 2006 Recognition Plan authorizes the issuance of up to 80,000 shares of the common stock of Oneida Financial Corp pursuant to grants of restricted stock awards.  Key employees and outside directors are eligible to receive awards under the 2006 Recognition Plan.  Pursuant to the 2006 Recognition Plan, 2000 restricted stock awards were granted to each non-employee director, and Messrs. Kallet, Stickels, Dixon and Haskell were granted 20,000, 10,000, 10,000, and 2,000 restricted stock awards, respectively.  The restricted stock awards that were granted vest ratably over a five-year period.  During the year ended December 31, 2009, no additional restricted stock awards were granted to the Named Executive Officers under the 2006 Recognition Plan.

2000 Recognition and Retention Plan.  Oneida Financial Corp. adopted the 2000 Recognition and Retention Plan (the “2000 Recognition Plan”).  The 2000 Recognition Plan authorizes the issuance of up to 187,285 shares of common stock of Oneida Financial Corp. (as adjusted for a three-for-two stock split in 2002 and 2004) pursuant to grants of restricted stock awards.  Key employees and outside directors are eligible to receive awards under the 2000 Recognition Plan.  The restricted stock awards that were granted and vest ratably over a five-year period.  During the year ended December 31, 2009, no additional restricted stock awards were granted under the 2000 Recognition Plan to the Named Executive Officers.

2000 Option Plan.  Oneida Financial Corp. adopted the 2000 Stock Option Plan (“2000 Option Plan”), which authorizes the issuance of 374,568 shares of common stock of Oneida Financial Corp. (as adjusted for a three-for-two stock split in 2002 and 2004) pursuant to grants of stock option awards.  A stock option gives the recipient the right to purchase shares of common stock of Oneida Financial Corp. at a specified price for a specified period of time.  Awards may be granted as either incentive or nonstatutory stock options.  Incentive stock options have certain tax advantages and must comply with the requirements of Section 422 of the Internal Revenue Code.  Only employees are eligible to receive incentive stock options.  Shares of common stock purchased upon the exercise of a stock option must be paid for in full at the time of exercise either in cash or with common stock that was owned by the recipient.  In addition, the 2000 Option Plan permits the grant of dividend equivalent rights and reload options.

Outstanding Equity Awards at Year End.  The following table sets forth information with respect to our outstanding equity awards as of December 31, 2009 for our Named Executive Officers.
Outstanding Equity Awards at Fiscal Year-End
	Option awards			Stock awards
Name	Number of securities underlying unexercised options exercisable (#) (1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#) (2)	Market value of shares or units of stock that have not vested ($) (3)
Michael R. Kallet, President and Chief Executive Officer	20,168 7,160 4,811	11.25 14.00 17.00	4/25/2010 4/25/2010 4/25/2010	4,000	35,800

Eric E. Stickels, Executive Vice President and Chief Financial Officer	7,000 3,600 2,635 2,518 1,280 1,593	4.72 9.33 10.75 11.25 14.00 17.77	4/25/2010 4/25/2010 4/25/2010 4/25/2010 4/25/2010 4/25/2010	2,000	17,900

Thomas H. Dixon, Executive Vice President, and Chief Credit Officer	3,623 2,500 5,000 1,500	10.75 11.25 14.15 17.13	4/25/2010 4/25/2010 4/25/2010 4/25/2010	2,000	17,900

John E. Haskell Chief Executive Officer Bailey & Haskell Associates, Inc.	__	__	__	400	3,580
_______________________
(1)
Represents options granted and reload options received (upon the exercise of stock options when previously owned common stock was utilized to pay the option exercise price) under the Oneida Financial Corp. 2000 Stock Option Plan.  The table set forth below reflects the unexercised reload options received by the Named Executive Officers:

Outstanding Reload Options
Mr. Kallet			Mr. Stickels			Mr. Dixon
# of Unexercised Reload Options (#)	Grant Date	Exercise Price ($)	# of Unexercised Reload Options (#)	Grant Date	Exercise Price ($)	# of Unexercised Reload Options (#)	Grant Date	Exercise Price ($)
4,811	6/10/2003	17.00	3,600	8/23/2001	9.33	1,500	6/11/2003	17.13
7,160	1/21/2005	14.00	1,593	5/14/2003	17.77	5,000	5/13/2005	14.15
20,168	5/18/2009	11.25	1,280	1/21/2005	14.00	2,500	5/18/2009	11.25
			2,518	5/18/2009	11.25	3,623	7/06/2009	10.75
			2,635	7/6/2009	10.75

_________________________
(2)
Represents the remaining unvested restricted stock awarded under the Oneida Financial Corp. 2006 Recognition and Retention Plan as of December 31, 2009. The remaining unvested shares vest on December 31, 2010.

(3)
Represents value of the unvested shares awarded under the Oneida Financial Corp. 2006 Recognition and Retention Plan at December 31, 2009, based on the fair market value of Oneida Financial Corp. common stock on December 31, 2009 of $8.95.

Options Exercised and Stock Vested.  The following table sets forth information with respect to option exercises and common stock awards that have vested during the year ended December 31, 2009 for our Named Executive Officers.

Option Exercises and Stock Vested for the Fiscal Year
	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#) (1)	Value realized on vesting ($) (2)
Michael R. Kallet, President and Chief Executive Officer	48,050	313,670	4,000	35,800
Eric E. Stickels, Executive Vice President and Chief Financial Officer	12,000	75,336	2,000	17,900
Thomas H. Dixon, Executive Vice President and Chief Credit Officer	14,206	88,612	2,000	17,900
John E. Haskell Chief Executive Officer Bailey & Haskell Associates, Inc.	_	_	400	3,580
_________________________
(1)	The number of shares shown in this column represents the vesting of restricted stock awarded under the Oneida Financial Corp. 2006 Recognition and Retention Plan as of December 31, 2009.
(2)	Represents value at December 31, 2009, which is based on the fair market value of Oneida Financial Corp. common stock on December 31, 2009 of $8.95.

Pension Benefits.  The following table sets forth information with respect to pension benefits at and for the year ended December 31, 2009 for the named executive officers.

Pension Benefits at and for the Fiscal Year
Name	Plan name	Number of years credited service (#) (2)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Michael R. Kallet, President and Chief Executive Officer	Retirement Accumulation Plan of Oneida Savings Bank	22	438,320	—
Eric E. Stickels, Executive Vice President and Chief Financial Officer	Retirement Accumulation Plan of Oneida Savings Bank	23	136,321	—
Thomas H. Dixon, Executive Vice President and Chief Credit Officer	Retirement Accumulation Plan of Oneida Savings Bank	9	69,785	—
John E. Haskell Chief Executive Officer Bailey & Haskell Associates, Inc.	Retirement Accumulation Plan of Oneida Savings Bank	4	50,583	—
___________________________
(1)
The above table represents the account value of the executive’s hypothetical account balance at December 31, 2009 in the Retirement Accumulation Plan of Oneida Savings Bank, a non-contributory defined benefit pension plan utilizing a cash balance plan design.

(2)	No years of service have been credited since June 15, 2004, the date on which the Retirement Accumulation Plan was frozen.

Tax-Qualified Benefit Plans

Defined Benefit Plan.   Oneida Savings Bank maintains the Retirement Accumulation Plan of Oneida Savings Bank, a tax-qualified defined benefit plan utilizing a cash balance plan design.  Employees of Oneida Savings Bank who are 21 or older and have completed one year of employment are eligible to participate in the plan.  Each participant has an individual retirement account.  For each plan year in which a participant completes one year of service, the participant’s account will be credited with an allocation equal to a percentage of the participant’s compensation, where the percentage is determined based on the number of years of service the participant has with Oneida Savings Bank.  As of June 15, 2004, the plan was amended to freeze participation and the accrual of benefits thereunder.

Generally, a participant’s retirement benefit will be payable following the participant’s retirement on or after attaining age 65.  However, if a participant terminates employment prior to age 65, he or she will be entitled to receive his or her vested benefit.  The participant’s retirement benefit is equal to his or her accrued benefit under the plan, and will be payable in either a lump sum or various forms life annuities or joint and survivor annuities that are offered under the plan.

401(k) Plan.  Oneida Savings Bank maintains the Oneida Savings Bank 401(k) Profit Savings Plan, a tax-qualified defined contribution retirement plan, for all employees who have satisfied the 401(k) plan’s eligibility requirements.  All eligible employees can begin participation in the 401(k) plan on the first entry date that coincides with or next follows the date the employee has completed one year of service.  A participant may contribute up to 100% of his or her compensation to the 401(k) plan, on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code.  For 2009, the salary deferral contribution was $16,500, provided, however that a participant over age 50 may contribute an additional $5,500 to the 401(k) plan.  In addition to salary deferral contributions, Oneida Savings Bank will make matching contributions equal to 100% of the participant’s salary deferral contributions for the plan year that is not in excess of 4% of the participant’s annual salary, plus 50% of the participant’s salary deferral contributions in excess of 4% of his or her annual salary but not in excess of 6% of the participant’s annual salary.  In addition, Oneida Savings Bank may also provide a discretionary employer contribution.  A participant is always 100% vested in his or her salary deferral contributions and employer matching contributions.  All other employer discretionary contributions vest at a rate of 20% per year, and will be fully vested upon completion of five years of credited service.  However, a participant will immediately become 100% vested in any discretionary employer contributions received upon the participant’s death, disability, or attainment of age 65 while employed with Oneida Savings Bank.  Generally, unless the participant elects otherwise, the participant’s benefit under the 401(k) plan will be payable in the form of a lump sum payment by no later than the last day of the plan year immediately following the participant’s date of termination.

Each participant has an individual account under the 401(k) plan and may direct the investment of his or her account among a variety of investment options or vehicles available, including the Oneida Financial Corp. Employer Stock Fund, which allows participates to invest in the common stock of Oneida Financial Corp.

Employee Stock Ownership Plan. Oneida Savings Bank maintains the Oneida Savings Bank Employee Stock Ownership Plan for eligible employees.  Employees who are at least 21 years old with at least one year of service are eligible to participate in the plan. The plan borrowed funds from Oneida Financial Corp. and used those funds to purchase shares of common stock for the plan in connection with our 1998 stock offering.  This loan was fully repaid in 2007 and all the common stock that was purchased with the loan has been fully allocated to the participants’ accounts.  Oneida Savings Bank continues to make discretionary contributions to the employee stock ownership plan, which the contributions are used to purchase shares of Oneida Financial Corp. common stock on the open market.  Such purchased shares will be allocated to each participant’s account based on the ratio of each participant’s compensation to the total compensation of all eligible participants.

Vested benefits under the employee stock ownership plan will be payable generally upon the participants’ termination of employment, and will be paid in the form of common stock, or to the extent participants’ accounts contain cash, benefits will be paid in cash.  However, participants have the right to elect to receive their benefits entirely in the form of cash or common stock, or a combination of both.

Potential Payments to Named Executive Officers

The following table sets forth estimates of the amounts that would be payable to the Named Executive Officers upon the executive’s retirement, termination without cause, termination following a change in control, disability or death, if such termination was effective as of December 31, 2009.  The table does not include vested or accrued benefits under tax-qualified benefit plans that are disclosed elsewhere in the proxy statement. The actual amounts to be paid upon any future termination can only be determined at the time of such actual separation.

	Mr. Kallet	Mr. Stickels	Mr. Dixon	Mr. Haskell	Mr. Catanzarita

Discharge without Cause or Resignation with Good Reason – No Change in Control
Cash Wages (1)	$749,167	$459,157	$459,167	—	—
Life, Health and Welfare Benefits (2)	$15,681	$13,264	$14,586	—	—
Total	$764,848	$472,421	$473,753	—	—
Discharge without Cause or Resignation with Good Reason –Change in Control
Cash Wages (1)	$926,900	$568,100	$568,100	—	—
Life, Health and Welfare Benefits (2)	$15,681	$13,264	$14,586	—	—
Total (3)	$942,581	$581,364	$582,686	—	—
Disability
Cash Wages (4)	$—	$—	$—	$47,747	—
Life, Health and Welfare Benefits (5)	779,210	1,077,120	348,000	—	—
Total	$779,210	$1,077,120	$348,000	$47,747	—
Death
Cash Wages (6)	$76,439	$46,850	$46,850	—	—
Life, Health and Welfare Benefits (7)	$870,000	$550,000	$550,000	—	—
Total	$946,439	$596,850	$596,850	—	—
Retirement
Cash Wages	—	—	—	—	—
Life, Health and Welfare Benefits	—	—	—	—	—
Total	—	—	—	—	—
_________________________
(1)	Reflects the cash severance payment as stipulated in each Named Executive Officer’s employment agreement.
(2)	Reflects the cost of continued life insurance coverage, non-taxable medical and dental insurance coverage, through the remaining term of the employment agreement.
(3)
In the event the total payment includes an “excess parachute payment” as defined under Section 280G of the Internal Revenue Code, the total payment would be reduced in order to avoid having an excess parachute payment.

(4)
Oneida Savings Bank will be obligated to pay the base salary of Messrs. Kallet, Stickels, Dixon, and Haskell for 26 weeks, 26 weeks, 26 weeks, and 90 days, respectively.   However, the base salary will be reduced by any benefits received by the executive under any disability insurance policy or arrangement maintained by Oneida Savings Bank.

(5)
Reflects the benefits received under the Named Executive Officer’s supplemental disability insurance policy.  Messrs. Kallet and Stickels are entitled to receive a monthly disability benefit equal to $11,630 and $5,440, respectively, which is payable until they reach age 65.  Mr. Dixon is entitled to receive a monthly disability benefit equal to $5,440, which is payable for 5 years.

(6)	Reflects the base salary and payments related to benefit plans that would have otherwise been due for 90 days following the executive’s death.
(7)
Reflects benefit received under the Named Executive Officer’s supplemental life insurance policy, and also the life insurance policy provided by Oneida Savings Bank to all of its employees.  Messrs. Kallet, Stickels and Dixon are each entitled to receive an additional $250,000 (which is not reflected in the table above) in the event that their death is considered accidental.

Directors’ Compensation

Directors’ Summary Compensation Table.  Set forth below is summary compensation for the year ended December 31, 2009 for each of our directors, except for any director who is also a Named Executive Officer.  Director compensation paid to directors who also are Named Executive Officers is reflected above in “Executive Compensation – Summary Compensation Table.”

Director Compensation
Name	Fees earned or paid in cash ($) (1)	Stock awards ($) (2)	Option awards ($)	All other compensation ($)	Total ($)
Patricia D. Caprio	30,880	—	—	—	30,880

Edward J. Clarke	22,480	—	—	—	22,480

Rodney D. Kent	29,500	—	—	—	29,500

Richard B. Myers	28,680	—	—	—	28,680

Nancy E. Ryan	1,200	7,184	—	—	8,384

Ralph A. Stevens, M.D.	17,700	7,184	—	—	24,884

Gerald N. Volk	21,580	—	—	—	21,580

Frank O. White, Jr	26,780	—	—	—	26,780

John Wight, M.D.	16,900	7,184	—	—	24,084
_____________________
(1)	Represents board stipend plus meeting fees paid when the director attends a board or committee meeting.
(2)
Represents the grant date fair value of the restricted stock awarded under the 2006 Recognition and Retention Plan.  800 restricted stock awards were granted to new directors in 2009.  The shares vest ratably over two years with the first 50% vesting on December 31, 2009.  The grant date fair value of the restricted stock awards has been computed in accordance with the stock based accounting rules (FASB ASC Topic 718, formerly FAS 123R).

(3)
As of December 31, 2009, the directors have the following outstanding equity awards:  Ms. Caprio has 6,750 option awards and 400 unvested stock awards, Mr. Clarke has 6,444 option awards and 400 unvested stock awards, Mr. Kent has 400 unvested stock awards, Mr. Myers has 400 unvested stock awards, Ms. Ryan has 400 unvested stock awards, Dr. Stevens has 400 unvested stock awards, Mr. White has 6,750 option awards and 400 unvested stock awards, and Dr. Wight has 400 unvested stock awards.

Directors of Oneida Financial Corp. are not separately compensated.  Directors of Oneida Savings Bank receive an annual retainer of $7,500 and a fee of $600 for each Oneida Savings Bank Board of Directors meeting attended.  Directors receive $400 for each committee meeting attended. Members of the executive committee receive $400 for each executive committee meeting attended.  The Chairman of the Board receives an additional $100 for every Board of Directors meeting attended and each committee chair receives an additional $100 for every committee meeting attended. Oneida Savings Bank paid a total of $212,000 in director fees during the year ending December 31, 2009.

In addition, the Directors are eligible to participate in the 2000 Stock Option Plan and the 2006 Recognition and Retention Plan.  Please see the descriptions of each plan set forth above under the “Executive Compensation - Grants of Plan-Based Awards Table” for further details.

Transactions With Certain Related Persons

All transactions between Oneida Financial Corp. and its executive officers, directors, holders of 10% or more of the shares of its Common Stock and affiliates thereof, are on terms no less favorable to Oneida Financial Corp. than could have been obtained by it in arm’s-length negotiations with unaffiliated persons.  Such transactions must be approved by a majority of independent outside directors of Oneida Financial Corp. not having any interest in the transaction.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director.  There are several exceptions to this general prohibition, one of which is applicable to Oneida Financial Corp.  Sarbanes-Oxley does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act.  All loans to Oneida Savings Bank’s directors and officers are made in conformity with the Federal Reserve Act and applicable regulations.  These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and neither involve more than normal risk of collectability nor present other unfavorable features.

During fiscal 2006 the Bank completed its acquisition of Benefit Consulting Group L.L.C., an employee benefits consulting and retirement plan administration firm for $3.7 million.  Thomas J. Bader, Jerome A. Lindberg, John F. Catanzarita, Donald J. Abernethy, James R. Mersfelder and Pamela S. Stobnicke were the Members (collectively “Members”) of the selling company.  All Members of the selling company became employees of the resulting company Benefit Consulting Group Inc., as a wholly owned subsidiary of Oneida Savings Bank.  All Members entered into employment agreements with Benefit Consulting Group, Inc. in substantially the same form as described for Mr. Catanzarita under the “Employment Agreement” section of this proxy statement. Under the terms of the purchase agreement, contingent purchase payments may be made based upon future performance levels of the subsidiary over a five-year period.  An additional contingent purchase payment in the amount of $135,417 and $129,044 was paid in fiscal 2009 and 2008 respectively to Benefit Consulting Group L.L.C. in which Mr. Catanzarita has a beneficial interest.

Pursuant to the Audit Committee Charter, the Audit Committee oversees transactions with related persons and reviews such transactions for potential conflicts of interest on an on-going basis.  Our Conflict of Interest Policy and Code of Conduct requires that our executive officers and directors disclose any existing and emerging conflicts of interest.  In addition, the Board of Directors reviews all loans made to directors and executive officers.  Other than as described above, we do not maintain a written policy with respect to related party transactions.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT TO THE BOARD OF DIRECTORS.

PROPOSAL II—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of Oneida Financial Corp. has approved the appointment of Crowe Horwath LLP to be Oneida Financial Corp.’s independent registered public accounting firm for the fiscal year ending December 31, 2010, subject to the ratification of the appointment by Oneida Financial Corp.’s stockholders.  At the Annual Meeting, stockholders will consider and vote on the ratification of the appointment of Crowe Horwath LLP for Oneida Financial Corp.’s fiscal year ending December 31, 2010. A representative of Crowe Horwath LLP is expected to attend the Meeting to respond to appropriate questions and to make a statement if he so desires.

The following table sets forth the aggregate fees billed to us (or the Bank) for the years ended December 31, 2009 and 2008 by Crowe Horwath LLP:

	2009	2008
Audit Fees	$145,000	$114,500
Audit Related Fees	83,800	52,300
Tax Fees	23,375	29,500
All Other Fees	5,070	8,932
	$257,245	$205,232

Audit Fees.  During the past two years, the aggregate fees billed for professional services rendered by Crowe Horwath LLP during 2008 and 2009 for the audit of Oneida Financial Corp.’s annual financial statements and for the review of Oneida Financial Corp.’s Forms 10-Q were $114,500 for 2008 and $145,000for 2009.

Audit-Related Fees.  During the past two years, the aggregate fees billed for professional services by Crowe Horwath LLP that are not directly related to the preparation of the annual audit but reasonably related to the performance of the audit were $52,300 for 2008 and $83,800 for 2009.  Services performed included audits of the Company’s various benefit plans.

Tax Fees.  During the past two fiscal years, the aggregate fees billed for professional services by Crowe Horwath LLP for tax services were $29,500 for 2008 and $23,375 for 2009. Additional services performed by Crowe Horwath LLP during 2008 included cost segregation studies for the Company’s two new facilities in Rome and North Syracuse, New York and a merger cost analysis for the Company’s acquisition of NBV.

All Other Fees.  During the past two fiscal years the fees were billed for professional services rendered to Oneida Financial Corp. by Crowe Horwath LLP for service other than those listed above were $8,932 for 2008 and $5,070 for 2009.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The audit committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget.  The audit committee has delegated pre-approval authority to its Chairman when expedition of services is necessary.  The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.  All of the tax fees and other fees paid in 2008 and 2009 were approved by the audit committee.

In order to ratify the selection of Crowe Horwath LLP as the independent registered public accounting firm for the 2010 fiscal year, the proposal must receive at least a majority of the votes cast, either in person or by proxy, in favor of such ratification.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF CROWE HORWATH LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2010 FISCAL YEAR.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at Oneida Financial Corp.’s executive office, 182 Main Street, Oneida, New York 13421, no later than November 23, 2010. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING

The Bylaws of Oneida Financial Corp. provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting.  In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of Oneida Financial Corp. at least five (5) days before the date fixed for such meeting.  The notice must include the stockholder’s name, record address, and number of shares owned by the stockholder; describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business.  In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided.  Nothing in this paragraph shall be deemed to require Oneida Financial Corp. to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

The date on which the Annual Meeting of Stockholders is expected to be held is May 3, 2011.  Accordingly, advance written notice of business or nominations to the Board of Directors to be brought before the Annual Meeting of Stockholders must be given to Oneida Financial Corp. no later than April 25, 2011.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in the Proxy Statement.  However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Annual Meeting, as to which they shall act in accordance with their best judgment.  The Board of Directors intends to exercise its discretionary authority to the fullest extent permitted under the Securities Exchange Act of 1934.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by Oneida Financial Corp.  Oneida Financial Corp. will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock.  In addition to solicitations by mail, directors, officers and regular employees of Oneida Financial Corp. may solicit proxies personally or by telephone without additional compensation.

Annual Report to Stockholders

Our Annual Report to Stockholders for the year ended December 31, 2009, has been made available to stockholders concurrently with this Proxy Statement, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy solicitation materials.  If you would like a copy of the Annual Report to Stockholders or a copy of our Form 10-K that has been filed with the SEC, including financial statements and schedules, please write to Eric E. Stickels, Executive Vice President, Oneida Financial Corp., 182 Main Street, Oneida, New York  13421, and we will send copies of each to you free of charge.  The exhibits to the Form 10-K will be furnished for a fee that is reasonably related to our cost of furnishing such items.  You may also make such a request by email to fulfillment@rtco.com and by inserting your Shareholder Control Number in the subject line.

Proxy Statements for Stockholders Sharing the Same Household Mailing Address

If stockholders residing at the same household mailing address and currently receiving multiple copies of our communications but would like to receive only one in the future, please send written notice to The Registrar and Transfer Company at the below address.  In the written notice please indicate the names of all accounts in your household and The Registrar and Transfer Company will forward the appropriate forms for completion.

The Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3506

Any stockholders participating in the householding program will, however, continue to receive a separate notice card or voting instruction card for each account.

A COPY OF ONEIDA FINANCIAL CORP.’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009 IS AVAILABLE FOR REVIEW ON OUR WEBSITE AT www.oneidafinancial.com AND WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN OR TELEPHONIC REQUEST TO ERIC E. STICKELS, SECRETARY, ONEIDA FINANCIAL CORP., 182 MAIN STREET, ONEIDA, NEW YORK 13421, OR CALL (315) 363-2000.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Eric E. Stickels
Eric E. Stickels
Secretary

Oneida, New York
March 23, 2010

REVOCABLE PROXY

ONEIDA FINANCIAL CORP.
ANNUAL MEETING OF STOCKHOLDERS
May 4, 2010

The undersigned hereby appoints the official proxy committee consisting of the Board of Directors with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of Oneida Financial Corp. which the undersigned is entitled to vote at the Annual Meeting of Stockholders (“Annual Meeting”) to be held at the Greater Oneida Civic Center, 159 Main Street, Oneida, New York on May 4, 2010, at 4:00 p.m. Eastern time.  The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

		FOR	WITHHELD
1.
The election as director of all nominees listed below:

To serve for a three-year term

John E. Haskell

Michael R. Kallet

Nancy E. Ryan

John A. Wight M.D.

INSTRUCTION: To withhold your vote for one or more nominees, write the name of the nominee(s) on the line(s) below.
_____________________
_____________________
_____________________
_____________________
		☐	☐

		FOR	AGAINST	ABSTAIN
2.	The ratification of the appointment of Crowe Horwath LLP as Oneida Financial Corp.’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

The Board of Directors recommends a vote “FOR” each of the listed proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS STATED ABOVE.  IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE MAJORITY OF THE BOARD OF DIRECTORS.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of Oneida Financial Corp. at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.  This proxy may also be revoked by sending written notice to the Secretary of Oneida Financial Corp. at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

The undersigned acknowledges receipt from Oneida Financial Corp. prior to the execution of this proxy of notice of the Annual Meeting of Stockholders and a Proxy Statement dated March 23, 2010.

Dated:	☐ Check Box if You Plan to Attend Annual Meeting

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

Please complete and date this proxy and return it promptly
in the enclosed postage-prepaid envelope.